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                                                                    EXHIBIT 3.01


                            ARTICLES OF INCORPORATION
                                       OF
                        NATURAL GAS SERVICES GROUP, INC.


           The undersigned, who, if a natural person, is eighteen years of age or older, hereby establishes a corporation pursuant to the Colorado Business Corporation Act, as amended, and adopts the following Articles of Incorporation:

                                   ARTICLE I
                                      NAME

           The name of the corporation is Natural Gas Services Group, Inc.

                                   ARTICLE II
                       AUTHORIZED CAPITAL AND SHAREHOLDERS

         1. The aggregate number of shares which the corporation shall have authority to issue is 30,000,000 shares of $0.01 par value common stock and 5,000,000 shares of $0.01 par value preferred stock. The preferred stock may be issued in any number of series, as determined by the board of directors. The board of directors may by resolution fix the designation and number of shares of any such series arid may determine, alter or revoke the rights, including voting rights, preferences, privileges and restrictions pertaining to any wholly unissued shares. The board of directors may thereafter in the same manner increase or decrease the number of shares of any such series (but not below the number of shares of that series then outstanding).

         2. Each shareholder of record shall have one vote for each share of stock standing in the shareholder's name on the books of the corporation and entitled to vote, except that in the election of directors each shareholder shall have as many votes for each share held by him as there are directors to be elected and for whose election the shareholder has a right to vote. Cumulative voting shall not be permitted in the election of directors or otherwise.

         3. Unless otherwise ordered by a court of competent jurisdiction, at all meetings of shareholders a majority of the shares of a voting group entitled to vote at such meeting, represented in person or by proxy, shall constitute a quorum of that voting group.

         4. Except as bylaws adopted by the shareholders may provide for a greater voting requirement and except as otherwise set forth herein, action on a matter is approved if a quorum exists and if the votes cast favoring the action exceed the votes cast opposing the action. Any bylaw adding, changing or deleting a greater quorum or voting requirement for shareholders shall meet the same quorum requirement and be adopted by the same vote required to take action under the quorum and voting requirements then in effect or proposed to be adopted, whichever are greater.

         5. Any action required or permitted to be taken by shareholders of the corporation must be taken at a duly called annual or special meeting of such shareholders and may not be taken by consent in writing by such shareholders.


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                                  ARTICLE III
                          OFFICES AND REGISTERED AGENT

         1. The strut address of the initial registered office of the corporation is 4643 South Ulster Street, Suite 900, Denver, Colorado 80237, and the name of the initial registered agent at that address is Thomas S. Smith. The written consent of the initial registered agent to the appointment as such is stated below.

         2. The address of the corporation's initial principal office is 2911 South County Road 1260, Midland, Texas 79706.

                                   ARTICLE IV
                                  INCORPORATOR

         The name and address of the incorporator is Thomas S. Smith, 4643 South Ulster Street, Suite 900, Denver, Colorado 80237.

                                   ARTICLE V
                                    PURPOSES

         The corporation shall have and may exercise all of the rights, powers and privileges now or hereafter conferred upon corporations organized under the laws of Colorado. In addition, the corporation may do everything necessary, suitable or proper for the accomplishment of any of its corporate purposes. The corporation may conduct part or all of its business in any part of Colorado, the United States or the world and may hold, purchase, mortgage, lease and convey real and personal property in any of such places.

                                   ARTICLE VI
                                PREEMPTIVE RIGHTS

         The corporation elects to have no preemptive rights.

                                  ARTICLE VII
                               BOARD OF DIRECTORS

         1. The corporate powers shall be exercised by or under the authority of, and the business and affairs of the Corporation shall be managed under the direction of, a board of directors.

         2. The number of directors of the corporation shall be fixed by the bylaws. Three directors shall constitute the initial board of directors. The following persons are elected to serve as the corporation's initial directors until the first annual meeting of shareholders or until their successors are duly elected and qualified:


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

         NAME                             ADDRESS
         ----                             -------
         Wallace O. Sellers               P.O. Box 106
                                          6539 Upper York Road
                                          Solebury, Pennsylvania  18963-0106

         Burnance Boles, Jr.              6225 Rider Road
                                          Odessa, Texas  79762

         Wallace Sparkman                 205 Del Mar Boulevard
                                          Corpus Christi, Texas  78404

         The Board of Directors shall be divided into three (3) groups, each group to be as nearly equal in number as possible. The terms of office of directors of the first group are to expire at the first annual meeting of shareholders after their election, the terms of office of the second group are to expire at the second annual meeting after their election, and the teens of office of the third group are to expire at the third annual meeting after their election. Thereafter, each director shall serve for a term ending on the date of the third annual meeting of shareholders following the annual meeting at which such director was elected. This provision setting forth the division of directors into three groups cannot be amended or repealed by the directors and cannot be amended or repealed without the affirmative vote of the holders of at least 80% of the votes entitled to be cast in the election of directors.

                                  ARTICLE VIII
                        LIMITATION ON DIRECTOR LIABILITY

         A director of the corporation shall not be personally liable to the corporation or to its shareholders for monetary damages for breach of fiduciary duty as a director. However, this provision shall not eliminate or limit the liability of a director to the corporation or to its shareholders for monetary damages otherwise existing for (i) any breach of the director's duty of loyalty to the corporation or to its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) acts specified in Section 7-108-403 of the Colorado Business Corporation Act, as it may be amended from time to time; or (iv) any transaction from which the director directly or indirectly derived any improper personal benefit. If the Colorado Business Corporation Act is hereafter amended to eliminate or limit further the liability of a director, then, in addition to the elimination and limitation of liability provided by the preceding sentence, the liability of each director shall be eliminated or limited to the fullest extent permitted by the Colorado Business Corporation Act as so amended. Any repeal or modification of this Article VIII shall not adversely affect any right or protection of a director of the corporation under this Article VIII, as in effect immediately prior to such repeal or modification, with respect to any liability that would have accrued, but for this Article VIII, prior to such repeal or modification. Nothing contained herein will be construed to deprive any director of the director's right to all defenses ordinarily available to a director nor will anything herein be construed to deprive any director of any right the director may have for contribution from any other director or other person.


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                                   ARTICLE IX
              CONFLICTING INTEREST TRANSACTIONS AND INDEMNIFICATION

         The following provisions are inserted for the management of the business and for the conduct of the affairs of the corporation and the same are in furtherance of and not in limitation or exclusion of the powers conferred by law.

         1. Conflicting Interest Transactions. As used in this paragraph, "conflicting interest transaction" means any of the following: (i) a loan or other assistance by the corporation to a director of the corporation or to an entity in which a director of the corporation is a director or officer or has a financial interest; (ii) a guaranty by the corporation of an obligation of a director of the corporation or of an obligation of an entity in which a director of the corporation is a director or officer or has a financial interest; or
(iii) a contract or transaction between the corporation and a director of the corporation or between the corporation and an entity in which a director of the corporation is a director or officer or has a financial interest. No conflicting interest transaction shall be void or voidable, be enjoined, be set aside or give rise to an award of damages or other sanctions in a proceeding by a shareholder or by or in the right of the corporation solely because the conflicting interest transaction involves a director of the corporation or an entity in which a director of the corporation is a director or officer or has a financial interest or solely because the director is present at or participates in the meeting of the corporation's board of directors or of the committee of the board of directors which authorizes, approves or ratifies a conflicting interest transaction or solely because the director's vote is counted for such purpose if: (A) the material facts as to the director's relationship or interest and as to the conflicting interest transaction arc disclosed or are known to the board of directors or the committee and the board of directors or committee in good faith authorizes, approves or ratifies the conflicting interest transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors are less than a quorum; or (B) the material facts as to the director's relationship or interest and as to the conflicting interest transaction are disclosed or are known to the shareholders entitled to vote thereon and the conflicting interest transaction is specifically authorized, approved or ratified in good faith by a vote of the shareholders; or
(C) the conflicting interest transaction is fair as to the corporation as of the time it is authorized, approved or ratified by the board of directors, a committee thereof or the shareholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or of a committee which authorizes, approves or ratifies the conflicting interest transaction.

         2. Loans and Guaranties for the Benefit of Directors. Neither the board of directors nor any committee thereof shall authorize a loan by the corporation to a director of the corporation or to an entity in which a director of the corporation is a director or officer or has a financial interest or authorize a guaranty by the corporation of an obligation of a director of the corporation or of an obligation of an entity in which a director of the corporation is a director or officer or has a financial interest, until at least ten days after written notice of the proposed authorization of the loan or guaranty has been given to the shareholders who would be entitled to vote thereon if the issue of the loan or guaranty were submitted to a vote of the shareholders. The requirements of this paragraph 2 are in addition to, and not in substitution for, the provisions of paragraph 1 of this Article IX.


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         3. Indemnification. The corporation shall indemnify, to the maximum extent permitted by law in effect from time to time, any person who is or was a director, officer, agent, fiduciary or employee of the corporation against any claim, liability or expense arising against or incurred by such person made party to a proceeding because such person is or was a director, officer, agent, fiduciary or employee of the corporation or because such person is or was serving another entity as a director, officer, partner, trustee, employee, fiduciary or agent at the corporation's request. The corporation shall further have the authority to the maximum extent permitted by law to purchase and maintain insurance providing such indemnification.

         4. Negation of Equitable Interests in Shares or Rights. Unless a person is recognized as a shareholder through procedures established by the corporation pursuant to Section 7-107-204 of the Colorado Business Corporation Act or any similar law, the corporation shall be entitled to treat the registered holder of any shares of the corporation as the owner thereof for all purposes permitted by the Colorado Business Corporation Act including, without limitation, all rights deriving from such shares, and the corporation shall not be bound to recognize any equitable or other claim to, or interest in, such shares or rights deriving from such shares on the part of any otter person including, without limitation, a purchaser, assignee or transferee of such shares, unless and until such other person becomes the registered holder of such shares or is recognized as such, whether or not the corporation shall have either actual or constructive notice of the claimed interest of such other person. By way of example and not of limitation, until such other person has become the registered holder of such shares or is recognized pursuant to Section 7-107-204 of the Colorado Business Corporation Act or any similar applicable law, such person shall not be entitled: (i) to receive notice of the meetings of the shareholders; (ii) to vote at such meetings; (iii) to examine a list of the shareholders; (iv) to be paid dividends or other distributions payable to shareholders; or (v) to own, enjoy and exercise any other rights deriving from such shares against the corporation. Nothing contained herein will be construed to deprive any beneficial shareholder, as defined in Section 7-113-101(1) of the Colorado Business Corporation Act, as amended from time to time, of any right such beneficial shareholder may have pursuant to Article 113 of the Colorado Business Corporation Act or any similar law subsequently enacted.


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         Dated the 16th day of December 1998.

                                       /s/ Thomas S. Smith
                                       -----------------------------------------
                                       Thomas S. Smith, Incorporator


                           CONSENT OF REGISTERED AGENT


         Thomas S. Smith hereby consents to the appointment as the initial registered agent for Natural Gas Services Group, Inc.

                                       /s/ Thomas S. Smith
                                       -----------------------------------------
                                       Thomas S. Smith, Initial Registered Agent


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